Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-69188) on Form S-8 of our report dated March 30, 2009, relating to the financial statements appearing in this Annual Report on Form 10-K of Willamette Valley Vineyards, Inc. for the year ended December 31, 2008.

/s/ Moss Adams LLP

Seattle, Washington
March 30, 2009